Exhibit 10.1

Date:	July 31, 2025

To:	CSLM Acquisition Corp., a Cayman Islands exempted company (“CSLM”), CSLM Holdings, Inc., a Delaware corporation (“Holdco” and after the business combination, “Pubco”), and Fusemachines Inc., a Delaware corporation (“Target”).

Address:	2400 E. Commercial Boulevard, Suite 900, Ft. Lauderdale, FL 33308

From:	(i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) Meteora Strategic Capital, LLC (“MSC”) (with MCP, MSTO and MSC collectively as “Seller”)

Re:	OTC Equity Prepaid Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller, CSLM, Holdco and Target on the Trade Date specified below. The term “Counterparty” refers to CSLM until the closing of the Business Combination (as defined below), then to Holdco following the closing of the Business Combination. In connection with the transactions contemplated by the Business Combination Agreement, dated as of January 22, 2024 (as amended on August 27, 2024 and February 4, 2025, and as may be further amended, modified, supplemented or waived from time to time, the “BCA”), by and among CSLM, Target, CSLM Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CSLM (“Merger Sub”) and Holdco, and the other parties (1) CSLM will merge with and into Holdco upon which the separate existence of CSLM will cease and Holdco will be the surviving corporation (the “Domestication”); (2) the merger (the “Merger”) of Merger Sub with and into Fusemachines, pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the separate corporate existence of Merger Sub will cease and Fusemachines will be the surviving corporation and a wholly-owned subsidiary of Pubco pursuant to the terms of the BCA; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”). In connection with the Business Combination, Pubco will be renamed “Fusemachines Inc.” and Fusemachines will be renamed “Fusemachines USA, Inc.”

Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in one or more pricing date notice(s) (each, a “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notice(s), evidences a complete binding agreement between Seller, CSLM, Holdco and Target as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice(s)), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice(s), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

Prior to the Trade Date, Seller and its affiliated entities and funds previously entered into various investment and subscription agreements with CSLM and/or its sponsor, Consilium Acquisition Sponsor I, LLC, a Cayman Islands limited liability company, and their respective affiliates, primarily for founder shares.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	July 31, 2025

Pricing Date:	As specified in a Pricing Date Notice.

Effective Date:	One (T+1) Settlement Cycle following the Pricing Date.

Valuation Date:	Three (3) years following the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”).

Termination Price:	The Termination Price shall be $12.00.

Dilutive Offering Reset:	Not applicable.

Seller:	Seller.

Buyer:	Counterparty.

Shares:	Prior to the closing of the Business Combination, Class A ordinary shares, par value $0.001 per share, of CSLM Acquisition Corp. (Ticker: “CSLM”) and, after the closing of the Business Combination, shares of the Class A common stock, par value $0.0001 per share, of Pubco (Ticker: “FUSE”), owned and held by Seller on the day prior to the Closing Date (and which are not subject to redemption in connection with the closing of the Business Combination).

Number of Shares:	The number of Shares specified in a Pricing Date Notice, but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction by the number of Terminated Shares as described under “Early Termination.”

Maximum Number of Shares:	Initially 3,000,000 Shares.

Initial Price:	Equals the Per-Share Redemption Price, as defined in the Amended and Restated Memorandum and Articles of Association, effective as of January 5, 2022, as amended from time to time (the “Articles of Association”).

PIPE Subscription Agreement:	Not applicable.

Additional Shares:	Not applicable.

Prepayment Amount:	A cash amount equal to the product of (i) the Number of Shares as set forth in a Pricing Date Notice multiplied by (ii) the Initial Price.

Prepayment:	Subject to Counterparty receiving a Pricing Date Notice, Counterparty will pay the Prepayment Amount by bank wire in immediately available funds to an account designated by Seller from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination (such date, the “Prepayment Date”).

Counterparty shall provide notice to (i) Counterparty’s trustee of the entrance into this Confirmation no later than one Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (ii) Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account one Local Business Day prior to the closing of the Business Combination itemizing the Prepayment Amount due to Seller; provided that Seller shall be invited and permitted to attend any closing call in connection with the Business Combination.

Variable Obligation:	Not applicable.

Exchanges and Markets:	Nasdaq Stock Market LLC, New York Stock Exchange LLC or NYSE American LLC and the OTC Markets Group LLC.

Payment Dates:	Following the Closing Date, the last day of each calendar quarter or, if such date is not a Local Business Day, the next following Local Business Day, until the Valuation Date.

Reimbursement of Legal Fees and Other Expenses:	Together with the Prepayment Amount, Counterparty shall pay to Seller an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with this Transaction not to exceed (a) $10,000, and (b) expenses actually incurred in connection with the acquisition of any Shares acquired after the Trade Date (if any) and prior to the Closing Date in an amount not to exceed $0.08 per Share.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Cash Settlement.

Settlement Amount:	A cash amount equal to the Number of Shares as of the Valuation Date multiplied by the volume weighted daily VWAP Price over the Valuation Period. For the avoidance of doubt, the Number of Shares used in calculating the Settlement Amount shall exclude any Shortfall Warrants and Shortfall Warrant Shares.

Valuation Period:	The period commencing on the Valuation Date (or if the Valuation Date is not an Exchange Business Day, the first Exchange Business Day thereafter) and ending at 4:00 pm on the Exchange Business Day on which 10% of the total volume traded in the Shares over the period, excluding any volumes traded during the opening and closing auctions, has reached an amount equal to the Number of Shares outstanding as of the Valuation Date.

Settlement Currency:	USD.

Cash Settlement Payment Date:	The tenth Local Business Day immediately following the last day of the Valuation Period. For the avoidance of doubt, the Seller will remit to the Counterparty on the Cash Settlement Payment Date an amount equal to the Settlement Amount and will not otherwise be required to return to the Counterparty any of the Prepayment Amount.

Excess Dividend Amount:	Ex Amount.

Early Termination:	From time to time and on any date following the Closing Date (any such date, an “ET Date”) and, subject to the terms and conditions below, upon the sale of any Shares (the number of such Shares the “Terminated Shares”). As of each ET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of newly Terminated Shares since the last ET Date (or the Closing Date if no prior ET Date) and (y) the Termination Price in respect of such ET Date (an “Early Termination Obligation”). Seller shall pay the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms. The Early Termination Obligation shall be payable by Seller on the first Local Business Day following the date of settlement of the applicable sale of Shares. For the avoidance of doubt, no other amounts as may be set forth in Sections 16.1 and 18.1 of the Swap Definitions shall be due to Counterparty upon an Early Termination. The payment date may be changed at the mutual prior written agreement of the parties.

Shortfall Warrants:	Seller in its sole discretion may request (in one or more requests) warrants of the Counterparty exercisable for Shares in an amount equal to (i) the Maximum Number of Shares less (ii) the Number of Shares specified in the Pricing Date Notice (the “Shortfall Warrants,” and the Shares underlying the Shortfall Warrants, the “Shortfall Warrant Shares”). The Shortfall Warrants shall have an exercise price equal to the Reset Price. The Form of Shortfall Warrant shall be agreed upon by the parties hereto within 45 days of the date hereof.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by (i) replacing the reference therein to “10%” with “25%” and (ii) adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that neither any financing in connection with the Business Combination nor the Business Combination shall constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b) Failure to Deliver:	Not Applicable.

(c) Insolvency Filing:	Applicable.

(d) Hedging Disruption:	Not Applicable.

(e) Increased Cost of Hedging:	Not Applicable.

(f) Loss of Stock Borrow:	Not Applicable.

(g) Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party. When making any determination or calculation as “Determining Party”, Seller shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent or the Determining Party, the Disputing Party shall have the right to require that the Calculation Agent or the Determining Party, as applicable, have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one Local Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent” or “Substitute Determining Party,” as applicable). If the parties are unable to agree on a Substitute Calculation Agent or Substitute Determining Party, as applicable, within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Local Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent or Substitute Determining Party, as applicable. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent or Determining Party, as applicable, not later than the third Local Business Day following the Local Business Day on which the Calculation Agent or Determining Party, as applicable, notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent or Substitute Determining Party, as applicable, shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Local Business Day following the Substitute Calculation Agent’s or Substitute Determining Party’s, appointment, as applicable. The costs of such Substitute Calculation Agent or Substitute Determining Party, as applicable, shall be borne by (a) the Disputing Party if the Substitute Calculation Agent or Substitute Determining Party, as applicable, substantially agrees with the Calculation Agent or Determining Party, or (b) the non-Disputing Party if the Substitute Calculation Agent or Substitute Determining Party, as applicable, does not substantially agree with the Calculation Agent or Determining Party, as applicable. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent or Determining Party, as applicable, shall apply.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding	Applicable.

Hedging Activities:

Additional Acknowledgements:	Applicable.

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of:

Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable

Cross-Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger:	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Other Events of Early Termination	Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if the Business Combination does not close and the Shares are redeemed pursuant to a SPAC liquidation and Reimbursement, this Transaction shall automatically terminate as of the time when redemptions are first effected without any amounts or other obligations being owed by either party to the other hereunder except for the payment by Counterparty to Seller of any amounts owing pursuant to “Reimbursement of Legal Fees and Other Expenses” herein.

Termination Currency:	United States Dollars.

Additional Termination Events:	Will apply to Seller. The occurrence of any of the following events, and only these events, shall constitute an Additional Termination Event in respect of which Seller shall be the Affected Party.

(a) The BCA is terminated pursuant to its terms prior to the closing of the Business Combination;

(b) If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by the Transaction; and

Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if an Early Termination Date is designated as a result of an Additional Termination Event, then this Transaction will terminate as of such Early Termination Date without any amounts or other obligations being owed by either party to the other hereunder.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events.

Governing Law:	New York law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law).

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.	Each of Counterparty, Target, Holdco and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction) as follows.

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Tender Offer Rules. Counterparty, Target, Holdco and Seller each acknowledge that the Transaction has been structured, and all activity in connection with the Transaction has been undertaken to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.

(e)	Authorization. The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(f)	Enforceability. The Transaction, including the Confirmation, when executed and delivered by each of the parties, will constitute the valid and legally binding obligation of each such party, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(g)	Compliance with Other Instruments and Law. The execution, delivery and performance of this Transaction, including the Confirmation, and the consummation of the Transaction, will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any applicable federal or state statute, rule or regulation, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the Transaction.

(h)	Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of Target or Counterparty, including CSLM or Holdco, following the closing of the Business Combination, as a result of the transactions contemplated hereunder.

2.	Counterparty represents and warrants to, and covenants and agrees with, Seller as of the date on which it enters into the Transaction, that:

(a)	Total Assets. Prior to the closing of the Business Combination, Counterparty shall publicly disclose on a Form 8-K or in a supplement or amendment to the definitive proxy statement/prospectus filed in connection with the Business Combination the cash balance of the Trust Account available to pay redemptions.

(b)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, and (ii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) Counterparty would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime).

(d)	Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)	SEC Documents; Disclosure. Counterparty shall make all regulatory filings that it is required by law or regulation to make with respect to the Transaction. The Counterparty shall comply with the Securities and Exchange Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K or, Registration Statement on Form S-4, including any post-effective amendment thereof, proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller.

(g)	Regulation M and Approvals. Counterparty is not on the Trade Date and agrees and covenants on behalf of itself and Target that it and Target will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not and shall cause Target to not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution.

(h)	Investment Company Act. Counterparty is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(i)	Lock-Up Provision. The Shares Lock-Up Period, as such term is defined in the Lock-Up Agreement to be executed at the consummation of the Business Combination, by and among Coliseum Acquisition Sponsor LLC, a Delaware limited liability company, the persons set forth on the signature page thereto, CSLM and Holdco and Target, providing for the restriction of the transfer of shares of Counterparty by certain parties specified therein (the “Lock-Up Agreement”), shall be in effect as of the Closing Date and at all times prior to the Valuation Date, subject to exceptions stated in the Lock-Up Agreement.

3.	Seller represents and warrants to, and covenants and agrees with, Counterparty and Target as of the date on which it enters into the Transaction, that:

(a)	Regulatory Filings. Seller will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of the Shares will be in compliance therewith.

(b)	Eligible Contract Participant. Seller is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(c)	Tax Characterization. Seller shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization, except to the extent otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign law.

(d)	Private Placement. Seller (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(e)	Shorting. Seller agrees not to effect any Short Sales in respect of the Shares prior to the earlier of (i) the Maturity Date and (ii) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

Transactions by Seller in the Shares

Seller hereby waives the redemption rights set forth in the Articles of Association in connection with the Business Combination with respect to the Shares only during the term of this Confirmation. Subject to any restrictions set forth in this Confirmation, Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time, provided that no such sales, transfers, loans or dispositions shall be made at a price less than the Termination Price. Any Shares sold by Seller during the term of the Transaction will cease to be included in the Number of Shares.

Trust Account Waiver

Seller hereby waives any and all right, title and interest, or any claim of any kind they have or may have during the term of this Confirmation, in or to any monies held in the Counterparty’s Trust Account and agrees not to seek recourse against the Trust Account in each case, as a result of, or arising out of, this Transaction; provided, however, that nothing herein shall (x) serve to limit or prohibit Seller’s right to pursue a claim against the Counterparty for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Seller may have in the future against the Counterparty’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), (z) be deemed to limit Seller’s right, title, interest or claim to the Trust Account by virtue of such Seller’s record or beneficial ownership of securities of the Counterparty acquired by any means other than pursuant to this Transaction or (aa) serve to limit Seller’s redemption right with respect to any such securities of the Seller other than during the term of the Confirmation.

No Arrangements

Seller, Counterparty and Target each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller, Counterparty and Target with respect to any Shares or the Counterparty or Target, other than those set forth herein; (ii) Seller may hedge its risk under the Transaction in any way Seller determines (that does not otherwise violate the terms of this Confirmation), provided that Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty and Target will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty and Target will not seek to influence Seller with respect to the voting or disposition of any Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

Notice to Counterparty:

CSLM Acquisition Corp.

2400 E. Commercial Boulevard – Suite 900

Fort Lauderdale, FL 33308

(954) 315-9380 Attn: Charles Cassel, Chairman of the Board

Email: ccassel@consimllc.com

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attn: Joel Rubenstein, Partner

Email: akane@loeb.com

Following the Closing of the Business Combination:

Fusemachines Inc. 229 W 36th St, Floor 4

New York, NY 10001

Attention: Sameer Maskey - Chief Executive Officer

E-mail: smaskey@fusemachines.com

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

(212) 768-6700 Attention: Brian Lee, Esq.

Email: brian.lee@dentons.com

Other Provisions.

(a) Rule 10b-5.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under the federal securities laws, including without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan for trading securities. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including without limitation the prohibition on manipulative and deceptive devises under the Exchange Act and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than in connection with a Counterparty equity compensation program (e.g., to fund taxes in connection with vested RSUs)), promptly give Seller a written notice of such repurchase (a “Repurchase Notice”), if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by 0.10% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 0.10% less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty days, upon written request, each of such Indemnified Persons for any reasonable and documented legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. The rights and duties under this Confirmation may not be transferred or assigned by any party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld, subject to the immediately following sentence. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit, if any applies (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting (other than on Schedule 13D or 13G) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Except as provided below, Counterparty agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses (but not including financial losses to an Indemnified Person relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) expenses (including reasonable fees and expenses of one outside legal counsel), joint or several, incurred by or asserted against such Indemnified Person arising out of, in connection with, or relating to, and to reimburse, within thirty days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever between any of the Indemnified Persons and any third party, or otherwise, to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction, including the execution or delivery of this Confirmation, the performance by Counterparty of its obligations under the Transaction, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby, or any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is related to the manner in which Seller sells, or arising out of any sales by Seller of, any Shares, or found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, bad faith or gross negligence in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability. In addition, except as provided below, (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Person for all reasonable, out-of-pocket, expenses (including reasonable fees and expenses of one outside legal counsel) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Person shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Person’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Person or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Commission.

Notwithstanding anything in the above to the contrary, the Counterparty shall be under no obligation to indemnify any Indemnified Person, or to reimburse any Indemnified Person for all reasonable, out-of-pocket, expenses, with respect to any claim made by the Counterparty as a result of Seller’s failure to pay any amount owed to Counterparty under this Agreement, including any failure by Seller to pay any Early Termination Obligation or Settlement Amount. Seller agrees to indemnify and hold harmless Counterparty and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons from and against any and all losses, claims, damages and liabilities (or actions in respect thereof) expenses (including reasonable fees and expenses of one outside legal counsel), arising from any failure by Seller to pay any Early Termination Obligation or Settlement Amount.

The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”;

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Attorney and Other Fees. Subject to clause (d) Indemnification (above), in the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable and documented attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Subscriber	Maximum Number of Shares	%
Meteora Select Trading Opportunities Master, LP	1,400,600	46.69%
Meteora Capital Partners, LP	840,655	28.02%
Meteora Strategic Capital, LLC	758,745	25.29%

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date: [●]

To: CSLM Acquisition Corp. (“Counterparty”)

Address:

2400 E. Commercial Boulevard – Suite 900, Fort Lauderdale, FL 33308

From: Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital, LLC (collectively, “Seller”)

Re: OTC Equity Prepaid Forward Transaction

1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of [●], 2025 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date: [●]

Number of Shares: [●]